Exhibit 10.1
AGREEMENT
          THIS AGREEMENT (“Agreement”) is entered into by and between Centex Corporation, a Nevada corporation (the “Company”), and Leldon E. Echols, a resident of Dallas County, Texas (“Employee”), effective as of the date this Agreement is executed by the last party to execute it as set forth on the signature page below (the “Effective Date”).
          WHEREAS, Employee currently is employed as Executive Vice President and Chief Financial Officer of the Company pursuant to that certain Executive Employment Agreement between Employee and the Company made as of June 1, 2000 (the “Prior Agreement”); and
          WHEREAS, the Company desires to amend the Prior Agreement to continue Employee’s employment with the Company as its Executive Vice President and Chief Financial Officer through June 30, 2006; and
          WHEREAS, Employee desires to amend the Prior Agreement to continue his employment with the Company in the capacities and for the term and compensation hereinafter agreed upon.
          NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. AMENDMENT AND RESTATEMENT OF EMPLOYMENT AGREEMENT.
          The parties agree and acknowledge that this Agreement constitutes an amendment and restatement of the Prior Agreement and shall supersede all terms and provisions of the Prior Agreement.
2.	EMPLOYMENT.
          Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Employee and Employee agrees to be employed by the Company as an “at will” employee, meaning that either party may, by written notice to the other, terminate Employee’s employment.
3. EMPLOYMENT DURING THE TRANSITION PERIOD.
     (a) Transition Period. The “Transition Period” means the period beginning on the Effective Date and ending on the Termination Date. “Termination Date” means the earlier of the close of business on June 30, 2006 or the date employment terminates pursuant to Section 7 of this Agreement.

     (b) Position. During the Transition Period, Employee will be employed by the Company and will continue to serve in his current position as Executive Vice President and Chief Financial Officer of the Company.
     (c) Duties and Responsibilities. Employee’s duties and responsibilities shall be those normally associated with Employee’s current position. Employee shall undertake to perform all Employee’s duties and responsibilities for the Company and its affiliates in good faith and on a full-time basis and shall at all times act in the course of Employee’s employment under this Agreement in the best interest of the Company and the Company’s affiliates and in accordance with the Company’s code of conduct.
     (d) Vacation. Employee shall be entitled to use his accrued paid vacation time during the three weeks immediately preceding the Termination Date, except to the extent the Company has unusual circumstances or needs, as reasonably determined by the Company, that would require Employee to forgo such vacation.
     (e) Resignation. As of the Termination Date, Employee agrees to resign from his position as Executive Vice President and Chief Financial Officer of the Company, as an employee of the Company and all other positions he holds with the Company and all affiliates of the Company, whether as an officer, director, manager, committee member or otherwise.
     (f) Press Release. As soon as practicable after the Effective Date, the Company agrees to issue a press release and file a current report on Securities and Exchange Commission Form 8-K, in substantially the same form attached hereto as Exhibit A.
4. COMPENSATION AND BENEFITS DURING THE TRANSITION PERIOD.
     (a) Compensation and Other Benefits Generally. During the Transition Period, Employee’s annual base salary shall be no less than the annual base salary Employee receives immediately prior to the Effective Date, and Employee’s benefits and perquisites shall be governed by the applicable Company plans and programs for the position of Chief Financial Officer. Employee shall be treated in a manner that is consistent with other senior executives and without regard to any change in status contemplated by this Agreement with respect to discretionary compensation for the Company’s 2006 fiscal year ending on March 31, 2006 (the “2006 Fiscal Year”). Employee’s compensation shall be payable pursuant to the Company’s normal payroll practices for its executives, and shall be subject to withholding for federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling, or as otherwise permissible under Company practices or policies.
     (b) 2006 Bonus and Incentive Compensation. Incentive compensation for the 2006 Fiscal Year shall be paid to Employee when paid to other executives (almost certainly in May 2006) except that the portion of 2006 Fiscal Year incentive compensation that would otherwise have been awarded in options will be paid in the form of deferred cash. Deferred cash amounts, options and restricted stock shall be subject to the vesting schedule applicable to such awards generally (which is expected to provide for vesting in one-third increments on each of the three anniversaries of the grant date).
     (c) 2007 Bonus and Incentive Compensation. No bonus or other incentive compensation awards will be made to Employee with respect to the Company’s 2007 fiscal year ending March 31, 2007.
     (d) Employee Benefit Plans. During the Transition Period, Employee shall be eligible to continue to participate in the employee benefit plans, programs and policies maintained by the Company to which Employee was eligible immediately prior to the Effective Date, in each case according to their respective provisions.
     (e) Expenses. The Company shall pay or reimburse Employee for all reasonable expenses actually incurred or paid by Employee in the performance of his services hereunder upon the presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require of Employee.
5. WAIVER AND RELEASE.
     (a) Waiver and Release. In exchange for the compensation and benefits provided under this Agreement, on and as of the Termination Date, Employee and the Company agree to execute a waiver and release of claims document, in the form attached hereto as Exhibit B. If Employee timely revokes the waiver and release, as provided therein, this Agreement shall then be null and void and the Company will have no further obligations under this Agreement.
6. COMPENSATION AND BENEFITS AT TERMINATION ON JUNE 30, 2006.
     (a) Termination. Unless terminated sooner pursuant to Section 7, Employee’s employment will terminate on June 30, 2006.
     (b) Compensation and Benefits. Upon Employee’s termination of employment on June 30, 2006, then, in addition to the portion of Employee’ compensation under Section 4 actually earned as of the date Employee’s employment terminates, Employee shall be entitled to the following:
(1)	A lump sum payment equal to two times his then current annual rate of base salary.

(2)	The portion of Employee’s unvested stock options that would have vested had Employee continued as an employee of the Company until December 31, 2007 shall immediately vest and be immediately exercisable, but the applicable time for exercising such options shall not be extended.

(3)	The portion of Employee’s unvested restricted stock awards that would have vested and become unrestricted had Employee continued as an employee of the Company until December 31, 2007 shall immediately vest and become unrestricted.

(4)	The portion of Employee’s unvested deferred cash awards that would have vested and become unrestricted had Employee continued as an employee of the Company until December 31, 2007 shall immediately vest and become unrestricted.

(5)	Employee shall be entitled to elect group health plan continuation coverage for himself and his covered dependents as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, currently embodied in Section 4980B of the Internal Revenue Code.

(6)	All expenses not yet reimbursed pursuant to Section 4(f) or 6(c) shall be reimbursed.
The Company shall pay all amounts and provide all benefits contemplated by this Section 6(b) as soon as practicable after, but not later than 15 days following, the date of Employee’s termination.
     (c) Indemnification. Employee shall be entitled to indemnification and advancement of expenses in connection with any claims asserted against Employee relating to his employment with the Company, to the greatest extent permissible under the terms of the Company’s charter, bylaws or any other applicable documentation. All insurance policies maintained at any time by the Company or its affiliates for the purpose of insuring against the personal liability of Employee shall remain available to and for the benefit of Employee during and after the Transition Period to the greatest extent permissible under the terms of such policies. The provisions of this Section 6(c) shall survive the termination of this Agreement for any reason.
     (d) Recommendation. At Employee’s request, the Company shall provide to any designated third parties a written recommendation in the form of Exhibit C, and shall otherwise respond to other inquiries directed to the Chief Executive Officer in a manner consistent with the substance of Exhibit C.
7. TERMINATION OF EMPLOYMENT.
     (a) Termination By The Company Without Cause Or By Employee For Good Reason. The Company shall have the right to terminate Employee’s employment at-will and without Cause (as hereinafter defined) at any time, and Employee shall have the right to resign for Good Reason (as hereinafter defined) at any time pursuant to a written notice of termination delivered in accordance with Section 7(e). If (i) Employee is terminated by the Company without Cause or (ii) Employee resigns for Good Reason, then, in addition to the portion of Employee’s compensation under Section 4 actually earned as of the date Employee’s employment terminates, Employee shall be entitled to the amounts and benefits set out in Section 6 as if his employment had continued until June 30, 2006 and thereupon terminated, except that (1) the vesting of options, deferred cash awards and restricted stock awards shall occur immediately upon termination and

(2) Employee will receive a lump sum payment, without discount, equal to all previously unpaid salary payments due under Section 4 through June 30, 2006.
The Company shall pay all amounts and provide all benefits contemplated by this Section 7(a) as soon as practicable after, but not later than 15 days following, the date of Employee’s termination.
     (b) Termination By The Company For Cause Or By Employee Other Than For Good Reason. The Company shall have the right to terminate Employee’s employment at any time for Cause pursuant to a written notice in accordance with Section 7(d), and Employee shall have the right to resign at any time other than for Good Reason pursuant to a written notice of termination. If the Company terminates Employee’s employment for Cause or Employee quits or resigns other than for Good Reason, the Company’s obligation to pay the amounts payable and provide the benefits to be provided under this Agreement shall terminate as of the date of termination, except to the extent already earned by Employee or vested as of such date in accordance with the relevant plans and agreements or as otherwise provided herein. The Company shall pay all amounts and provide all benefits contemplated by this Section 7(b) as soon as practicable after, but no later than 15 days following, the date of Employee’s termination.
     (c) Disability and Termination by Reason of Death.
(1)	Notwithstanding any provision herein to the contrary, the Company and its affiliates have no obligation to provide long-term disability benefits to Employee. If Employee becomes Disabled (as hereinafter defined) during the Transition Period, (i) all salary payments contemplated under this Agreement shall continue to be paid to Employee under the Company’s regular payroll practices through June 30, 2006, and (ii) Employee shall be entitled to receive all non-cash compensation and benefits in accordance with the terms of the plans and/or agreements under which such non-cash compensation and benefits were granted or otherwise provided.

(2)	Employee’s employment terminates on his death. Upon Employee’s death during the Transition Period, Employee’s estate shall be entitled to receive as soon as practicable, but not later than 15 days following, the date of Employee’s death, the payments and benefits specified in Section 6(b).
     (d) Cause. The term “Cause” shall mean (1) Employee engaging in acts in the course of his employment with the Company that constitute theft, dishonesty having a material adverse effect on the Company or any of its affiliates, fraud, or embezzlement, or Employee being convicted of (or pleading nolo contendere with respect to) a felony or a crime involving moral turpitude, (2) Employee’s breach of the terms and conditions of Section 8 of this Agreement (provided that any breach of Section 8(b) or (c) must be a knowing and intentional breach), (3) Employee’s failure to perform his duties under Section 3(c) in a manner consistent with the performance of such duties prior to the Effective Date, (4) Employee’s failure to execute, and not revoke, the waiver and release under Section 5(a) of this Agreement, (5) Employee’s violation of any material policy or code of conduct of the Company, or (6) Employee, in carrying out his duties hereunder, has been guilty of willful, gross negligence or willful, gross misconduct, resulting in either case in material harm or embarrassment to the Company.
Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause for purposes of this Agreement unless and until (i) there shall have been delivered to him a written copy of a resolution or finding that in the good faith opinion of the Board of Directors Employee has been guilty of Cause and specifying the particulars thereof and (ii) within 30 days after receiving such notice from the Company, Employee fails to remedy or otherwise cure the circumstances giving rise to Cause.
     (e) Good Reason. The term “Good Reason” shall mean the Company’s breach of the terms and conditions under Sections 3(f), 4, 5(a), 6(b), 6(c), 6(d), 9(d), or 9(e) of this Agreement. Notwithstanding any provision to the contrary, in order for Employee’s resignation to be deemed for Good Reason, (i) Employee must provide a written notice to the Company that Employee intends to terminate his employment with the Company, (ii) the written notice must describe the event Employee claims constitutes Good Reason in reasonable detail and (iii) within 30 days after receiving such notice from Employee, the Company must fail to remedy or otherwise cure the circumstances giving rise to Good Reason.
     (f) Disability. Employee shall be “Disabled” or shall have a “Disability” under this Agreement if (i) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) Employee is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees; provided, however, that in any event Disability shall be defined in accordance with Section 409A of the Internal Revenue Code and related Department of the Treasury guidance thereunder.
     (g) Notice of Termination. Any termination by the Company or by Employee for any reason shall be communicated by a written notice of termination to the other party hereto and shall be given in accordance with Section 9(a). Such notice shall state the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.
     (h) No Mitigation. Employee shall not be required to mitigate the amount of any severance payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.
8. COVENANTS BY EMPLOYEE.
     (a) Property of the Company.
(1)	Upon the termination of Employee’s employment for any reason or, if earlier, upon the Company’s request, Employee shall promptly return all

Property (as hereinafter defined) which had been entrusted or made available to Employee by the Company.

(2)	The term “Property” shall mean all records, files, memoranda, reports, price lists, drawing, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Employee during Employee’s employment by the Company and Employer (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Employee individually or with others during Employee’s employment which relate to the Company’s business, products or services.
     (b) Trade Secrets.
(1)	The Company promises that it shall provide and make available to Employee certain Confidential or Proprietary Information (as hereinafter defined) and Trade Secrets (as hereinafter defined).

(2)	Employee shall hold for the benefit of the Company and each of its affiliates, and shall not directly or indirectly use or disclose, any Trade Secret that Employee may have acquired pursuant to this Section 8 during the term of Employee’s employment by the Company and Employer for so long as such information remains a Trade Secret.

(3)	The term “Trade Secret” shall mean information, including, but not limited to, technical or non-technical data, a formula, a patent, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or that: (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by other persons who can obtain economic value from its disclosures or use; and (ii) is the subject of reasonable efforts by the Company and its affiliates to maintain its secrecy.

(4)	This Section 8(b) is intended to provide rights to the Company which are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.
     (c) Confidential Information.
(1)	While employed under this Agreement and thereafter, Employee shall hold for the benefit of the Company and each of its affiliates, and shall not directly or indirectly use or, except as required by law, disclose, any of the Company’s or the Company’s affiliates’ Confidential or Proprietary Information that Employee may have acquired (whether or not developed or compiled by Employee and whether or not Employee is authorized to have access to such information) during the term of, and in the course of, or as a result of Employee’s employment by the Company or its affiliates. Furthermore, except as required by law, Employee shall not disclose any of the discussions or any information or materials relating to and leading up to the execution of this Agreement.
The term “Confidential or Proprietary Information” shall mean any secret, confidential or proprietary information of or related to the Company or any of its affiliates (not otherwise included in the definition of a Trade Secret under this Agreement), provided that no information shall be “Confidential or Proprietary Information” if it (a) is or becomes publicly available other than as a result of a disclosure by Employee, (b) is independently developed by Employee without the utilization of any “Confidential or Proprietary Information”, or (c) is or becomes available to Employee on a non-confidential basis from a source (other than the Company or its representatives) which, to the knowledge of Employee, is not prohibited from disclosing such information to Employee by a legal, contractual or fiduciary obligation to the Company.
     (d) Non-Competition. While he is employed under this Agreement, and thereafter for a period of 18 months, Employee will not directly or indirectly associate with any business that is deemed by the Board of Directors of the Company to be a significant competitor of the Company or any of its affiliates or principal divisions. For purposes of this Section 8(d), the Board of Directors of the Company, in its sole discretion and acting in good faith, will determine if a business is a significant competitor of the Company or any of the Company’s affiliates or principal divisions. The Board of Directors of the Company shall make such determination within twenty (20) days after Employee notifies the Company that Employee intends to associate with or is associated with a business that might be deemed to be a significant competitor of the Company. Employee and Company agree that significant competitors of the Company include, and not by way of limitation, Beazer Homes USA, Inc., DR Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, MDC Holdings, Inc., Meritage Homes Corporation, Pulte Homes Inc., NVR, Inc., The Ryland Group, Inc., Standard Pacific Corp. and Toll Brothers, Inc. For purposes of this Section 8(d), Employee will not be deemed to be associated with a business if his sole association with such a business is his ownership of less than 1% of its issued and outstanding capital stock.
     (e) Non-Solicitation. During the period of Employee’s employment under this Agreement and thereafter for a period of eighteen (18) months after the termination of Employee’s employment, Employee covenants and agrees that he will not directly or indirectly through another entity induce or otherwise attempt to influence any employee of the Company or its affiliates to leave employment or in any way interfere with the relationship between the Company or its affiliates and any employee thereof. Further, Employee will not induce or attempt to induce any customer, supplier, licensee, joint venture partner, shareholder, licensor or other business relation of the Company or its affiliates to cease doing business with the Company or its affiliates or in any way interfere with the relationship between the Company or its affiliates and any such customer, supplier, licensee, joint venture partner, shareholder, licensor or business relation of the Company or its affiliates.
     (f) Non-Disparagement. During the period of Employee’s employment under this Agreement and at all times thereafter, Employee agrees to refrain from any libel, slander, defamation or other disparaging comments about the Company, any affiliates, or any current or former officer, director or employee of the Company or any affiliate, and Employee agrees not to take any action, or assist any person in taking any other action, that is materially adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates, which may tend to injure the business of the Company; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by Employee to any state or federal law enforcement agency or require notice to the Company thereof, and Employee will not be in breach of the covenant contained above solely by reason of his testimony which is compelled by process of law. Furthermore, Employee agrees that he will only participate in interviews about the Company, its affiliates, or any current or former officer, director or employee of the Company or any affiliate after receiving permission from the Company and in cooperation with the Company’s public relations department.
     (g) Covenant Not to Sue. Except as required by law, Employee agrees not to institute, maintain, or prosecute, or induce or assist in the instigation, commencement, maintenance, or prosecution of any civil action, suit, or legal proceeding involving any claim released under this Agreement. Employee will not seek or accept any equitable or monetary relief in any action, suit, proceeding, or charge filed by him or on his behalf against the Company, and agrees to opt out of any class action filed against the Company with respect to any period during which Employee was employed by the Company.
     (h) Injunctive Relief. Employee agrees that the remedy at law for any breach by him of this Section 8 will be inadequate and that damages flowing from such a breach are not readily susceptible to being measured in monetary terms. Accordingly, upon a violation or threaten violation by Employee of any legally enforceable provision of this Section 8, the Company shall be entitled, in addition to all other rights and remedies, to seek immediate injunctive relief and may obtain a temporary and permanent injunction or restraining order enjoining and prohibiting any such further breach or threatened breach, without posting bond or furnishing similar security. Nothing in this Section 8 or in other provisions of this Agreement shall be deemed to limit or negate the Company’s remedies at law or in equity for any breach by Employee of any of the provisions of this Section 8 which may be pursued by the Company.
9. MISCELLANEOUS.
     (a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company or Employer shall be sent to Chief Legal Officer, 2728 North Harwood, Dallas, Texas 75201. Notices and

communications to Employee shall be sent to Employee’s home address in the Company’s records.
     (b) No Waiver. Except for the notices described in Section 7, no failure by any party hereto at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or condition of this Agreement.
     (c) Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Texas.
     (d) Legal Fees. The Company shall either pay directly or reimburse Employee immediately upon request for all legal fees incurred by Employee in connection with the negotiation and preparation of this Agreement. Upon resolution of a dispute under this Agreement, the reasonable legal fees of the prevailing party shall be paid by the other party.
     (e) Assignment by the Company. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to all or substantially all of the business or assets of the Company. The Company may assign this Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Employee’s employment under this Agreement; provided, however, that in the case of an assignment to an affiliate, the Company shall not be relieved of its obligations under this Agreement. The Company will require any successor company (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and to agree to perform this Agreement in the same manner and to the same extent as the Company, as if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Section 9(e) of the Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Nothing in this Section 9(e) is intended or shall be construed to limit in any manner the provisions of Section 7(e).
     (f) Assignment by Employee. Employee’s rights and obligations under this Agreement are personal, and they shall not be assigned or transferred to any person or entity other than the right to receive payments and benefits which may only be assigned or transferred to Employee’s estate, heirs, spouse, beneficiaries, legal representatives or legatees and then only with the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
     (g) Withholding. The Company may withhold from any benefit payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     (h) Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
     (i) Other Agreements. Except as specifically provided herein, (i) this Agreement replaces and supersedes any and all previous agreements and understandings (written or oral) regarding Employee’s employment relationship with the Company and its affiliates, and this Agreement constitutes the entire agreement of the parties with respect to such terms and conditions and (ii) nothing in this Section 9(i) is intended or shall be construed to modify or terminate Employee’s rights under any of the following agreements between the Company and Employee or the benefit plans pursuant to which such agreements were executed: (i) restricted stock award agreements, (ii) stock option agreements, (iii) executive deferred compensation agreements, (iv) incentive compensation award agreements or (v) the change in control agreement attached hereto as Exhibit D.
     (j) Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by the parties hereto.
     (k) Invalidity. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.
     (l) Enforceability by Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal or personal representatives, permitted assigns and successors and if Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to his estate.

     IN WITNESS WHEREOF, the Company and Employee have executed this Agreement in multiple originals to be effective as set out above.

CENTEX CORPORATION

Timothy R. Eller
Chairman & Chief Executive Officer

Date: February 23, 2006

EMPLOYEE

Date: February 23, 2006